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                                                                   EXHIBIT 23.02
                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Pre-effective amendment
No. 1, to Registration Statement No. 333-89944 of Flextronics International Ltd. (the Company) on Form S-3 of our report dated March 28, 2000, appearing and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended March 31, 2002 and relating to the consolidated financial statements of the DII Group, Inc. and Subsidiaries for the year ended January 2, 2000 which are not presented separately in the Annual Report on Form 10-K.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Denver, Colorado
August 27, 2002